Exhibit 16.1

December 8, 2016

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of ERHC Energy, Inc. to be filed with the Securities and Exchange Commission on or about December 8, 2016. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

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